EXHIBIT 99.1

AVX Corporation Announces First Quarter Results

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) -- July 26, 2007 -- AVX Corporation (NYSE:  AVX)

Quarter highlights:
•	Revenue up 4.6%, or $16.8 million, to $383.2 million compared to the same quarter last year.
•	Gross profit improved to 19.5% compared to the previous quarter.
•	Operating profit improved to $44.2 million compared to the previous quarter.
•	Earnings per share of $0.23, up from $0.21 in the same quarter last year.
•	Dividends of $6.9 million, or $0.04 per share, paid during the first quarter of fiscal 2008.
•	Cash and cash equivalents and short and long-term investments in securities increased $24 million to $992.4 million.

Chief Executive Officer and President, John Gilbertson stated, "The sales increase this quarter reflects the fifth consecutive quarter of sequential sales growth. The sales increase in the current quarter indicates that end market growth and demand for new products is healthy.  We saw a positive book to bill during each month of the quarter and this is a strong indicator for the balance of the year.”

Sales increased over the previous quarter and over the same quarter last year. Net sales improved to $383.2 million for the quarter ended June 30, 2007 compared to net sales of $366.4 million for the quarter ended June 30, 2006. This was an increase of $16.8 million, or 4.6%, from last year and also represents an increase over the March quarter.

Net income for the quarter improved $3.0 million, or 8.1%, to $39.2 million, or $0.23 per diluted share, compared to net income of $36.2 million, or $0.21 per diluted share, for the quarter ended June 30, 2006.

John Gilbertson went on to state, “The continuing growth in our Advanced Products Group will be further enhanced by the acquisition of American Technical Ceramics Corp. (“ATC”) that we announced on June 18, 2007. ATC shareholder and regulatory approvals are in process. We expect this acquisition to be completed in early October and are looking forward to the addition of ATC’s premier brand to our Advanced Products Group.”

Cash and cash equivalents and short and long-term investments in securities increased $24.0 million during the June quarter and totaled $992.4 million at June 30, 2007. During the quarter $6.9 million of dividends to stockholders were paid.

AVX, headquartered in Myrtle Beach, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	June 30
	2006	2007
Net sales	$366,408	$383,158
Cost of sales	291,081	308,433
Gross profit	75,327	74,725
Selling, general & admin. expense	28,374	30,568
Profit from operations	46,953	44,157
Other income	6,725	10,996
Income before income taxes	53,678	55,153
Provision for taxes	17,445	15,994
Net income	$36,233	$39,159

Basic income per share	$0.21	$0.23
Diluted income per share	$0.21	$0.23

Weighted average common
shares outstanding:
Basic	172,281	171,797
Diluted	173,096	172,587

AVX CORPORATION
Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)

	March 31,	June 30,
	2007	2007
Assets
Cash and cash equivalents	$684,382	$763,384
Short-term investments in securities	145,000	130,000
Accounts receivable, net	196,165	199,678
Inventories	330,141	335,530
Other current assets	65,707	67,343
Total current assets	1,421,395	1,495,935
Long-term investments in securities	139,000	99,000
Property, plant and equipment, net	243,873	245,167
Other assets	95,268	95,679

TOTAL ASSETS	$1,899,536	$1,935,781

Liabilities and Stockholders' Equity
Accounts payable	$126,689	$119,205
Income taxes payable and accrued expenses	80,671	78,773
Total current liabilities	207,360	197,978
Other liabilities	56,897	58,401

TOTAL LIABILITIES	264,257	256,379

TOTAL STOCKHOLDERS' EQUITY	1,635,279	1,679,402

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,899,536	$1,935,781

Contact:
AVX Corporation, Myrtle Beach
Kurt Cummings,
843-946-0691
finance@avxus.com